EXHIBIT 99.1

BUSINESS

ATHEROGENICS

      AtheroGenics is a research-based pharmaceutical company focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including coronary heart disease, organ transplant rejection, rheumatoid arthritis and asthma. We have developed a proprietary vascular protectant, or v-protectant®, technology platform to discover drugs to treat these types of diseases. Based on our v-protectant® platform, we have two drug development programs in clinical trials and are pursuing a number of other preclinical programs.

AGI-1067 for Coronary Heart Disease

      AGI-1067 is our v-protectant® candidate that is most advanced in clinical development. AGI-1067 is designed to benefit patients with coronary heart disease, or CHD, which is atherosclerosis of the blood vessels of the heart. Atherosclerosis is a common disease that results from inflammation and the buildup of plaque in arterial blood vessel walls. Nearly 14 million people in the United States currently have diagnosed CHD. There are no medications available for physicians to treat directly the underlying chronic inflammation associated with CHD. Instead, physicians treat risk factors, such as high cholesterol and high blood pressure, to slow the progression of the disease. The anti-inflammatory mechanism of AGI-1067 represents a novel, direct therapeutic approach that may be suitable as a chronic treatment for all patients with CHD, including those without traditional risk factors.

      We completed a 305-patient Phase II clinical trial of AGI-1067 called CART-1 (Canadian Antioxidant Restenosis Trial), in May 2001. Results from the trial showed that the study met its primary endpoint, which was improvement in the size of the luminal area, or coronary artery opening, as measured by intravascular ultrasound six months after angioplasty, with statistical significance. CART-1 data also showed that after only six weeks of therapy, there was an apparent anti-atherosclerotic effect in blood vessels adjacent to the angioplasty site, but not involved in the angioplasty. In the trial, AGI-1067 was well tolerated, with no increase in serious adverse events versus placebo. In January 2004, we performed an analysis of CART-1 data that provided additional information on the impact of AGI-1067 on plaque burden, a measure of disease in coronary vessels. In the treatment groups in CART-1 receiving the two highest doses of AGI-1067, plaque burden decreased by 1.6% and 1.9%, a therapeutic effect that we believe is consistent with reversing coronary artery disease.

      In November 2004, we completed a Phase IIb clinical trial called CART-2, a 465-patient study that examined the effect of 12 months of AGI-1067 therapy on atherosclerosis and post-angioplasty restenosis. Two leading cardiac intravascular ultrasound laboratories independently analyzed the final data from CART-2. The primary endpoint of the trial was a change in coronary atherosclerosis, measured as total plaque volume after a 12-month treatment period compared to baseline values. Combined results of the final analysis from the two laboratories, which was based on an evaluation of intravascular ultrasounds from approximately 230 patients in the study, indicate that AGI-1067 reduced plaque volume by an average of 2.3%, which was statistically significant. In the group of patients receiving both placebo and medications currently deemed the “standard of care”, results indicate a minor reduction in plaque, which was not statistically significant. While the plaque regression observed in the AGI-1067 group exceeded that observed in the standard of care group numerically, the difference did not reach statistical significance, although a trend towards significance was seen in one laboratory’s analysis. An important secondary endpoint from the trial, change in plaque volume in the most severely diseased subsegment, showed statistically significant regression from baseline by an average of 4.8%. Overall adverse event rates were similar in the AGI-1067 and standard of care groups, and AGI-1067 was generally well tolerated.

      Based on the results of an End of Phase II meeting with the U.S. Food and Drug Administration, or FDA, regarding CART-1, we proceeded to develop a pivotal Phase III clinical trial protocol to evaluate AGI-1067 for the treatment of atherosclerosis. The Phase III protocol received a Special Protocol Assessment from the FDA in March 2003. A Special Protocol Assessment is written confirmation from the FDA that the protocol is adequately designed to support a New Drug Application for the drug in the specified treatment area.

      In June 2003, we initiated the pivotal Phase III trial, referred to as ARISE (Aggressive Reduction of Inflammation Stops Events), which is being conducted in cardiac centers in the United States, Canada, the United Kingdom and South Africa. ARISE will evaluate the impact of AGI-1067 on important outcome measures such as death due to coronary disease, myocardial infarction, stroke, coronary re-vascularization and unstable angina in patients who have CHD. The study will assess the incremental benefits of AGI-1067 versus the current standard of care therapies in this patient population. As such, all patients in the trial, including those on placebo, will be receiving other appropriate heart disease medications, including statins and other cholesterol-lowering therapies, high blood pressure medications and anti-clotting agents.

      We originally planned to enroll in ARISE 4,000 patients who would be followed for an average of 18 months or until a minimum of 1,160 primary events, or outcome measures, had occurred. In January 2005, we announced that, subject to approval by the FDA in a manner that would not adversely affect the Special Protocol Assessment for ARISE, we would hold open enrollment and increase the number of patients in the study to a target of 6,000, eliminate the minimum 12 month follow-up period for patients and decrease the minimum number of primary events to approximately 1,000. We also announced that, with these modifications, we would expect to complete the ARISE trial by the end of the first quarter of 2006 and that we would plan to file a New Drug Application with the FDA as soon as possible after we complete the trial and analyze the results.

AGI-1096 for Organ Transplant Rejection

      Our second v-protectant® candidate, AGI-1096, is a novel antioxidant and selective anti-inflammatory agent which is being developed to address the accelerated inflammation of grafted blood vessels, known as transplant arteritis, common in chronic organ transplant rejection. We have completed a Phase I clinical trial that assessed the safety and tolerability of AGI-1096 in healthy volunteers. In this Phase I clinical trial, AGI-1096 was well tolerated at all oral doses, with no drug-related adverse events. We are working with Fujisawa Pharmaceutical Co., Ltd. to further develop AGI-1096 in preclinical and early-stage clinical trials.

       Other V-Protectant® Candidates

      We previously were developing AGIX-4207, a v-protectant® candidate for the treatment of rheumatoid arthritis. In October 2004, we announced the results of a 275-patient Phase II trial of AGIX-4207, which evaluated the impact of various doses of AGIX-4207 versus placebo on clinical efficacy, biomarkers and safety in patients with rheumatoid arthritis. The results indicated that none of the three dosing arms of AGIX-4207 showed a statistically significant improvement in ACR 20 scores, a standard measurement of response utilized to evaluate improvement, when compared to placebo, the primary efficacy end point of the trial. Two of the pre-specified secondary endpoints, tender joint count and morning stiffness, did show statistically significant improvement when compared to placebo. Based on the aggregate findings of the study, however, we have discontinued clinical development of AGIX-4207 and the intravenous dosage form of AGIX-4207. We continue to have an active program aimed at investigating other v-protectants® in rheumatoid arthritis and have identified other compounds with enhanced therapeutic potential within our rheumatoid arthritis preclinical models. We are working to select another candidate to move into formal preclinical development.

      We have also identified additional potential v-protectant® candidates to treat other chronic inflammatory diseases, including asthma. We are evaluating these v-protectants® to determine lead drug candidates for clinical development. We plan to develop these v-protectants® rapidly and may seek regulatory fast track status, if available, to expedite development and commercialization. We will continue to expand upon our v-protectant® technology platform using functional genomics to identify novel therapeutic gene targets. Functional genomics is the process by which one uses scientific models and techniques to discover and modify genes, measure the consequences of the modifications, and reliably determine the function of those genes.

Business Strategy

      Our objective is to become a leading pharmaceutical company focused on discovering, developing and commercializing novel drugs for the treatment of chronic inflammatory diseases. The key elements of our strategy include the following:

•	Continue aggressive development program for AGI-1067. We intend to rapidly develop AGI-1067 for the treatment and prevention of atherosclerosis in patients with coronary heart disease. We are continuing to enroll patients in the ARISE Phase III clinical trial for the treatment of atherosclerosis in patients with coronary heart disease.

•	Extend our v-protectant® technology platform into additional therapeutic areas that address unmet medical needs. We believe that our v-protectants® have the potential for treating a wide variety of other chronic inflammatory diseases. These indications include chronic organ transplant rejection, rheumatoid arthritis, asthma and other diseases. We completed a Phase I clinical trial with positive results for AGI-1096, a v-protectant® developed for the prevention of chronic organ transplant rejection.

•	Expand our clinical product candidate portfolio. In addition to our existing discovery programs, we intend to acquire rights to other product candidates and technologies that complement our existing product candidate lines or that enable us to capitalize on our scientific and clinical development expertise. We plan to expand our product candidate portfolio by in-licensing or acquiring product candidates, technologies or companies.

•	Commercialize our products. We plan to collaborate with large pharmaceutical companies to commercialize products that we develop to target patient or physician populations in broad markets, such as AGI-1067 for atherosclerosis. In contrast, we plan to develop a sales force to commercialize those of our products that we develop to target appropriate patient or physician populations in narrow markets.

Corporate Information

      We were incorporated in Georgia in 1993. Our principal executive offices are located at 8995 Westside Parkway, Alpharetta, Georgia 30004 and our telephone number is (678) 336-2500. Our website is located at www.atherogenics.com. The information contained on our website is not a part of this document.

     Recent Development

      Purported securities class action lawsuits were filed against us and some of our executive officers and directors in the United States District Court for the Southern District of New York on January 5, 2005 and in the United States District Court for the Northern District of Georgia, Atlanta division on January 7, 2005 and January 10, 2005. The allegations in these lawsuits relate to our disclosures regarding the results of the CART-2 clinical trial for AGI-1067. Each complaint seeks unspecified damages on behalf of a purported class of purchasers of our securities during the period after our disclosures regarding the CART-2 clinical trial in September 2004 to December 31, 2004. We believe that we have meritorious defenses to the plaintiffs’ allegations and intend to defend these matters vigorously. Similar class action lawsuits may be filed against us and our executive officers and directors in the future.

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